Exhibit 99.2

Prime Group Realty Trust Reports Third Quarter 2004 Results

    CHICAGO--(BUSINESS WIRE)--Nov. 5, 2004--Prime Group Realty Trust (NYSE:PGE) (the "Company") announced its results today for the quarter ended September 30, 2004. Net loss available to common shareholders was $5.1 million or $0.22 per diluted share for the third quarter of 2004, as compared to a net loss of $6.1 million or $0.26 per diluted share reported for the third quarter of 2003. Funds From Operations ("FFO") available to common shareholders for the third quarter of 2004 totaled $0.14 per diluted share, as compared to $0.15 per diluted share for the third quarter of 2003.
    Revenue for the third quarter was $28.9 million, a decrease of $11.3 million from third quarter 2003 revenue of $40.2 million. The decrease was principally a result of a reduction of revenues earned in 2003 for Bank One Center ($11.1 million) in which the Company subsequently sold a 70% joint venture interest and no longer consolidates its revenues.
    The $1.0 million, or $0.04 per diluted share, decrease in the net loss for the third quarter of 2004 as compared to the net loss for the third quarter of 2003 was principally a result of:

    -- A reduction in third quarter 2004 interest expense and deferred financing fee amortization of $5.8 million, or $0.25 per diluted share, principally related to the retirement and refinancing of debt in 2003,

    -- A net loss of $2.6 million, or $0.11 per diluted share, in third quarter 2003 from the operations of the 33 West Monroe Street property, which was sold in April 2004,

    -- A reduction in third quarter 2004 depreciation and amortization of $1.4 million included in discontinued operations, or $0.06 per diluted share, related to properties held for sale and no longer depreciated, and

    -- A third quarter 2003 provision for asset impairment costs of $0.9 million, or $0.04 per diluted share.

    These were partially offset by:

    -- Third quarter 2003 operating earnings of $4.3 million, or $0.18 per diluted share, from the operations of Bank One
        Center, which are no longer consolidated, as discussed above,

    -- The Company's non-cash allocation of accounting losses for its share of the Bank One Center joint venture of $3.0 million, or $0.13 per diluted share, and its share of the decrease in earnings of the 77 West Wacker Drive joint venture of $0.6 million, or $0.03 per diluted share, due to a lease termination fee earned in 2003, and

    -- An increase in strategic alternative and severance costs of $1.6 million, or $0.07 per diluted share.

    The decrease in FFO is principally due to the reasons discussed above for the change in GAAP loss, with the exception of real estate depreciation and amortization, which is excluded from expense when computing FFO. In addition, for the purposes of computing FFO available to common shareholders per diluted share, the Company included outstanding common shares and common units in its operating partnership in arriving at weighted average shares of beneficial interest. FFO is a non-GAAP financial measure. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to FFO and has included a reconciliation of this measure to GAAP net income (loss) with this press release.
    "We continue to be pleased with the progress the Company is making", stated Jeffrey A. Patterson, the Company's President and CEO. "With the completion of the sale of most of our industrial portfolio, along with most of our undeveloped and non-earning land parcels, we paid off our 2004 maturing indebtedness, including approximately $23 million of high interest rate mezzanine debt, which further reduced our overall debt levels and increased our working capital balances. The industrial sale allows us to focus our efforts on our office portfolio which produces most of the company's revenues. We expect to close the second phase of our previously announced industrial sale to Centerpoint Properties in the next week or so."
    With respect to the Company's leasing activity, Mr. Patterson also commented "We had a productive quarter from a leasing perspective during which leases commenced totaling 109,076 rentable square feet. This included 10,595 rentable square feet of new office leases, 3,987 rentable square feet of office lease expansions and 94,494 rentable square feet of office lease renewals. All of these leases commenced during the third quarter. Office occupancy decreased to 86.4% as of September 30th versus 87.8% at the end of the second quarter. However, our office occupancy is up for the first nine months of 2004 from the 84.9% occupancy level at the end of 2003. During this time, the Chicago CBD and Suburban office market overall vacancy factor (including sublease space) increased from 20.7% to 20.9% from year end 2003 to the end of the third quarter of 2004, according to CB Richard Ellis. In addition, during the quarter we executed 1,015 rentable square feet of new office leases and 5,375 rentable square feet of office renewals and expansions, which commence in the fourth quarter of 2004 or beyond. After the end of the quarter, we entered into an additional 85,619 rentable square feet of new office leases, renewals and expansions. We are also pleased that one of our office buildings, Continental Towers, was recently named the Chicago area suburban office building of the year in its category, by the Building Owners and Managers Association."

    Conference Call Information

    Prime Group Realty Trust has scheduled an investor conference call for Thursday, November 11, 2004 at 10:00 a.m. (CDT) to discuss the Company's results for the quarter ended September 30, 2004. Investors and interested parties may listen to the call via a live webcast accessible on the Company's web site at www.pgrt.com. To listen, please register and download audio software on the site at least fifteen minutes prior to the start of the call. The webcast will be archived on the site until December 9, 2004.
    To participate via teleconference, please call 877-297-1612 at least five minutes prior to the beginning of the call. If you are calling from outside North America, please call 706-679-7562. A replay of the call will be available through December 9, 2004 by calling 800-642-1687 or 706-645-9291 and entering the Conference ID #1694243 with your telephone keypad.
    In addition to the information provided in this press release, the Company publishes a quarterly "Supplemental Financial and Operating Statistics" package. The supplemental information package and the information contained in this press release can be found on the Company's web site under "Investor Information," and as part of a current report on Form 8-K furnished to the Securities and Exchange Commission.

    About the Company

    Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops primarily office real estate, in metropolitan Chicago. The Company owns 12 office properties containing an aggregate of approximately 4.7 million net rentable square feet and six industrial properties containing a total of approximately 0.5 million net rentable square feet. In addition, the Company owns 15.4 acres of developable land and joint venture interests in three office properties containing an aggregate of 2.8 million net rentable square feet.

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "will be", "believes", "expects", "anticipates" "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


                       Prime Group Realty Trust
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                                Three Months ended
                                                   September 30
                                                     2004        2003
                                             -------------------------
Revenue:
Rental                                            $16,634     $23,201
Tenant reimbursements                              10,463      14,486
Other property revenues                             1,018       1,231
Services Company revenue                              817       1,235
                                             -------------------------
Total revenue                                      28,932      40,153
Expenses:
Property operations                                 7,728       9,910
Real estate taxes                                   5,410       6,944
Depreciation and amortization                       5,353       7,710
General and administrative                          2,507       2,558
Severance costs                                       337           -
Services Company expenses                             909       1,081
Provision for asset impairment                          -         900
Strategic alternative costs                         1,316           7
                                             -------------------------
Total expenses                                     23,560      29,110
                                             -------------------------

Operating income                                    5,372      11,043
Other (expense) income                             (2,910)        366
Interest:
    Expense                                        (7,271)    (12,596)
    Amortization of deferred financing costs         (456)       (883)
                                             -------------------------
Loss from continuing operations before
   minority interests                              (5,265)     (2,070)
Minority interests                                    805         502
                                             -------------------------
Loss from continuing operations                    (4,460)     (1,568)
Discontinued operations, net of minority
 interests of $(193) and
 $300 in 2004 and 2003, respectively                1,628      (2,308)
                                             -------------------------
Loss before loss on sales of real estate           (2,832)     (3,876)
Loss on sales of real estate, net of minority
 interests of $2 in 2004                              (17)          -
                                             -------------------------
Net loss                                           (2,849)     (3,876)
Net income allocated to preferred
 shareholders                                      (2,250)     (2,250)
                                             -------------------------
Net loss available to common shareholders         $(5,099)    $(6,126)
                                             =========================

Basic and diluted earnings available to
 common shares per weighted-average common
 share:
Loss from continuing operations, net of
 minority interests and the allocation of net
 income to preferred shareholders                  $(0.28)     $(0.16)
Discontinued operations, net of minority
 interests                                           0.06       (0.10)
Loss on sales of real estate, net of minority
 interests                                              -           -
                                             -------------------------
Net loss available per weighted-average
 common share of beneficial interest -basic
 and diluted                                       $(0.22)     $(0.26)
                                             =========================


                       Prime Group Realty Trust
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                               Nine Months ended
                                                  September 30
                                                    2004         2003
                                          ----------------------------
Revenue:
Rental                                           $49,110      $68,956
Tenant reimbursements                             32,516       40,246
Other property revenues                            2,914        3,670
Services Company revenue                           2,952        2,157
                                          ----------------------------
Total revenue                                     87,492      115,029
Expenses:
Property operations                               23,187       27,114
Real estate taxes                                 18,123       22,191
Depreciation and amortization                     16,277       22,927
General and administrative                         7,725        7,504
Severance costs                                      337            -
Services Company expenses                          2,944        2,248
Provision for asset impairment                         -          900
Strategic alternative costs                        1,316          480
                                          ----------------------------
Total expenses                                    69,909       83,364
                                          ----------------------------

Operating income                                  17,583       31,665
Other (expense) income                            (9,755)       2,731
Interest:
    Expense                                      (21,686)     (39,516)
    Amortization of deferred financing
     costs                                        (1,241)      (3,595)
                                          ----------------------------
Loss from continuing operations before
 minority interests                              (15,099)      (8,715)
Minority interests                                 2,492        4,855
                                          ----------------------------
Loss from continuing operations                  (12,607)      (3,860)
Discontinued operations, net of minority
 interests of $21 and
 $(11,274) in 2004 and 2003, respectively           (108)      14,974
                                          ----------------------------
(Loss) income before loss on sales of real
 estate                                          (12,715)      11,114
Loss on sales of real estate, net of
 minority interests of
 $11 in 2004                                         (96)           -
                                          ----------------------------
Net (loss) income                                (12,811)      11,114
Net income allocated to preferred
 shareholders                                     (6,750)      (6,750)
                                          ----------------------------
Net (loss) income available to common
 shareholders                                   $(19,561)      $4,364
                                          ============================

Basic and diluted earnings available to
 common shares per weighted-average common
 share:
Loss from continuing operations, net of
 minority interests and the allocation of
 net income to preferred shareholders             $(0.82)      $(0.56)
Discontinued operations, net of minority
 interests                                         (0.01)        0.79
Loss on sales of real estate, net of
 minority interests                                    -            -
                                          ----------------------------
Net (loss) income available per weighted-
 average common share of beneficial
 interest -basic and diluted                      $(0.83)       $0.23
                                          ============================


                       Prime Group Realty Trust
           GAAP Reconciliation of Net (Loss) Income to Funds
                         From Operations (FFO)
                Available to Common Share/Unit Holders
             (Dollars in thousands, except per share data)
                              (Unaudited)


                              Three Months Ended   Nine Months Ended
                                 September 30         September 30
                              ------------------- --------------------
                                  2004      2003       2004      2003
                              ------------------- --------------------

Net (loss) income              $(2,849)  $(3,876)  $(12,811)  $11,114
Adjustments to reconcile to
 Funds from Operations available to common
 shareholders:
 Real estate depreciation and
  amortization                   5,030     7,369     15,287    21,877
 Amortization of costs for
  leases assumed                    72       675        216     1,742
 Joint venture adjustments       4,487       873     13,365     2,598
 Loss on sale of operating
  property, net of minority
  interests                         15         -         85         -
Adjustment for discontinued operations:
 Real estate depreciation and
  amortization                       -     1,996      3,398     6,779
 Gain on sale (included in
  discontinued operations)        (109)        -        (53)   (1,220)
 Minority interests                193      (300)       (21)   11,274
Minority interests                (805)     (502)    (2,492)   (4,855)
                              ------------------- --------------------
Funds From Operations            6,034     6,235     16,974    49,309
 Income allocated to preferred
  shareholders                  (2,250)   (2,250)    (6,750)   (6,750)
                              ------------------- --------------------
Funds from Operations
 available to common
 shareholders (1)               $3,784    $3,985    $10,224   $42,559
                              =================== ====================

FFO available to common
 share/unit holders per
 share/unit of beneficial interest:
  Basic and Diluted              $0.14     $0.15      $0.38     $1.59
                              =================== ====================

Weighted average shares/units
 of beneficial interest:
    Common shares               23,672    23,665     23,671    18,919
    Nonvested employee stock
     grants                          9         6          7         6
    Operating Partnership units  3,076     3,076      3,076     7,822
                              ------------------- --------------------
     Basic                      26,757    26,747     26,754    26,747
                              =================== ====================

    Common shares               23,672    23,665     23,671    18,919
    Nonvested employee stock
     grants                          9         6          7         6
    Employee stock options           8        17         12        12
    Operating Partnership units  3,076     3,076      3,076     7,822
                              ------------------- --------------------
     Diluted                    26,765    26,764     26,766    26,759
                              =================== ====================

(1) Funds from Operations is a non-GAAP financial measure. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties, and after comparable adjustments for unconsolidated joint ventures and discontinued operations. FFO includes results from discontinued operations, including revenues, property operations expense, real estate taxes expense and interest expense. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than us. We utilize FFO as a performance measure. We believe that FFO provides useful information to investors regarding our performance as FFO provides investors with additional means of comparing our operating performance with the operating performance of our competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs, and should not be considered as an alternative to cash flows as a measure of liquidity. We believe that net income
    (loss) is the most directly comparable GAAP financial measure to FFO.

                       Prime Group Realty Trust
                      Consolidated Balance Sheets
               (Dollars in thousands, except share data)
                              (Unaudited)

                                         September 30    December 31
                                             2004            2003
                                       -------------------------------
Assets
Real estate, at cost:
 Land                                          $123,780      $146,805
 Building and improvements                      493,369       624,745
 Tenant improvements                             58,487        85,153
 Furniture, fixtures and equipment                9,889        10,318
                                       -------------------------------
                                                685,525       867,021
 Accumulated depreciation                      (102,522)     (129,381)
                                       -------------------------------
                                                583,003       737,640
 Property held for development                    1,588        18,955
                                       -------------------------------
                                                584,591       756,595

Properties held for sale                        125,999             -
Investments in unconsolidated entities           33,078        42,778
Cash and cash equivalents                        37,772        32,608
Receivables, net of allowance of $1,868 and
  $852 at September 30, 2004 and December 31,
  2003, respectively:
   Tenant                                         1,283         2,031
   Deferred rent                                 18,446        19,758
   Other                                          2,263           410
Restricted cash escrows                          44,560        69,890
Deferred costs, net                              16,024        21,079
Other                                             1,476         3,632
                                       -------------------------------
Total assets                                   $865,492      $948,781
                                       ===============================

Liabilities and Shareholders' Equity
Mortgages and notes payable                    $451,309      $547,920
Mortgages notes payable related to
 properties held for sale                        40,275             -
Bonds payable                                         -        24,900
Bonds payable related to properties
 held for sale                                   24,900             -
Liabilities related to properties held
 for sale                                        11,650             -
Accrued interest payable                          2,053         1,719
Accrued real estate taxes                        31,830        31,629
Accrued tenant improvement allowances             2,633        10,973
Accounts payable and accrued expenses             8,456        13,067
Liabilities for leases assumed                   10,761        13,792
Deficit investment in unconsolidated entity       4,988         5,168
Dividends payable                                 2,250             -
Other                                             8,883        14,472
                                       -------------------------------
Total liabilities                               599,988       663,640
Minority interests:
 Operating Partnership                           19,290        21,803
Shareholders' equity:
 Preferred Shares, $0.01 par value;
 30,000,000 shares authorized:
   Series B - Cumulative Redeemable
    Preferred Shares, 4,000,000 shares
    designated, issued and outstanding               40            40
Common Shares, $0.01 par value;
  100,000,000 shares authorized;
  23,681,371 and 23,670,522 shares issued and
  outstanding at September 30, 2004 and
  December 31, 2003, respectively                   236           236
 Additional paid-in capital                     381,273       381,273
 Accumulated other comprehensive loss              (479)       (2,917)
 Distributions in excess of earnings           (134,856)     (115,294)
                                       -------------------------------
Total shareholders' equity                      246,214       263,338
                                       -------------------------------
Total liabilities and shareholders'
 equity                                        $865,492      $948,781
                                       -------------------------------


    CONTACT: Prime Group Realty Trust
             Jeffrey A. Patterson, 312-917-1300
             or
             Richard M. FitzPatrick, 312-917-1300